      As filed with the Securities and Exchange Commission on June 11, 1999
                                                 Registration No. 333-73087-01

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                            Post-Effective Amendment
                                      No. 1
                                       On
                                    FORM S-8
                                       to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933*

                                 --------------

                                 NCO GROUP, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


          Pennsylvania                               23-2858652
--------------------------------        ------------------------------------
(State or other jurisdiction of         (I.R.S. Employer Identification No.)
incorporation or organization)

                             515 Pennsylvania Avenue
                       Fort Washington, Pennsylvania 19034
                    ----------------------------------------
                    (Address of Principal Executive Offices)

                       JDR Holdings, Inc. 1997 Option Plan
              Stock Option Agreement with Lombardo Consulting L.P.
                   Stock Option Agreement with Barry M. Grant
                   ------------------------------------------
                              (Full title of plans)

                               Michael J. Barrist
          Chairman of the Board, President and Chief Executive Officer
                                 NCO Group, Inc.
                             515 Pennsylvania Avenue
                       Fort Washington, Pennsylvania 19034
                                 (215) 793-9300
                            Facsimile (215) 793-2908
                   ------------------------------------------
                      (name, address and telephone number,
                   including area code, of agent for service)

                          Copies of Communications to:

                            Francis E. Dehel, Esquire
                        Blank Rome Comisky & McCauley LLP
                                One Logan Square
                             Philadelphia, PA 19103
                                 (215) 569-5500
                            Facsimile (215) 569-5555

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
   Title Of Each Class Of        Amount To Be         Proposed Maximum           Proposed Maximum              Amount of
 Securities To Be Registered     Registered(1)     Offering Price Per Unit        Offering Price           Registration Fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value         311,758                  (2)                       (2)                  $      (2)
==============================================================================================================================

(1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of shares as may be issued pursuant to stock splits, stock dividends and certain anti-dilution provisions contained in the Plans.
(2) Not applicable. All filing fees payable in connection with the registration of the issuance of these securities were paid in connection with the filing of (a) the Registrant's preliminary proxy materials on Schedule 14A on November 2, 1998, and (b) the Registrant's Form S-4 Registration Statement (No. 333-73087) on February 26, 1999.
* Filed as a Post-Effective Amendment on Form S-8 to such Form S-4 Registration Statement pursuant to the procedure described in Part II under "Introductory Statement."

                                     PART I

              Information Required in the Section 10(a) Prospectus

         The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the JDR Holdings, Inc. 1997 Option Plan, the Stock Option Agreement with Lombardo Consulting, L.P., and the Stock Option Agreement with Barry M. Grant, collectively referred to as the Plans, as specified by Rule 428(b)(1) promulgated by the SEC under the Securities Act.

         These documents are not being filed with the SEC, but constitute (along with the documents incorporated by reference into this registration statement in
Item 3 of Part II of this registration statement) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

                   Information Not Required in the Prospectus

                             Introductory Statement

         NCO Group, Inc. hereby amends its registration statement on Form S-4 (No. 333-73087) by filing this Post-Effective Amendment No. 1 on Form S-8 with respect to up to 311,758 shares of NCO's common stock issuable in connection with the following plans of JDR: JDR Holdings, Inc. 1997 Option Plan, the Stock Option Agreement with Lombardo Consulting L.P., and the Stock Option Agreement with Barry M. Grant, collectively referred to as the Plans. All 311,758 shares of common stock were previously included in the registration statement Form S-4.

         On March 31, 1999, NCO acquired JDR Holdings, Inc. by the merger of JDR Acquisition Inc., a wholly-owned subsidiary of NCO, into JDR, with JDR becoming a wholly-owned subsidiary of NCO. In consideration of the merger, the stockholders of JDR received a total of 3,388,597 shares of NCO common stock in exchange for all of the outstanding shares of capital stock of JDR and outstanding warrants to purchase capital stock of JDR. Also, as a result of the merger, each outstanding unexpired option to purchase shares of JDR non-voting common stock was converted into an option to purchase NCO common stock. Each holder of JDR stock options received a number of NCO stock options equal to the number of shares of JDR non-voting common stock issuable upon the exercise of the holder's JDR stock options multiplied by 326.453. Any fractional shares of NCO common stock resulting from this multiplication were rounded to the nearest whole share. The exercise price for the NCO stock options equals the exercise price of the JDR stock option for which the NCO stock option was converted and issued divided by 326.453. The exercise price was rounded up to the nearest whole cent. The stock options to be registered in this registration statement have been assumed by the NCO in accordance with the merger. These options were originally granted to the employees, directors, consultants and advisors of JDR under the Plans.

         The designation of this Post-Effective Amendment No. 1 on Form S-8 as Registration No. 333-73087-01 denotes that this registration statement relates only to the common stock issuable pursuant to the Plans, and that this is the first Post-Effective Amendment No. 1 on Form S-8 to the S-4 filed with respect to those shares.

Item 3.  Incorporation of Certain Documents by Reference.
         ------------------------------------------------

NCO hereby incorporates by reference in this registration statement the following documents:

         (a) NCO's Annual Report on Form 10-K for the fiscal year ended December 31, 1998; and

         (b) All other reports filed by NCO pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1998; and

         (c) The description of NCO's common stock, which is incorporated by reference from NCO's registration statement on Form 8-A filed with the SEC on October 29, 1996.

         All documents subsequently filed by NCO with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed incorporated by reference into this registration statement and to be a part hereof from the date of the filing of these documents.

Item 4.  Description of Securities.
         --------------------------

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.
         ---------------------------------------

         Not Applicable.

Item 6.  Indemnification of Directors and Officers.
         ------------------------------------------

         Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988, referred to as the BCL, contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel and related matters.

         Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of such person being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe such person's conduct was unlawful. Under
Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding if the appropriate standards of conduct are met.

         Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (a) by a majority vote of a quorum of directors not parties to the action or proceeding; (b) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (c) by the shareholders.

         Section 1745 provides that expenses (including attorneys' fees) incurred in defending a civil or criminal action or proceeding referred to in Subchapter 17D of the BCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding that office.

         Section 1747 grants to a corporation the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation against any liability incurred by such person in such person's capacity as a representative of the corporation, director, whether or not the corporation would have the power to Subchapter 17D of the BCL. Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental change transactions and to representatives serving as fiduciaries of employee benefit plans.

         Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of such person.

         NCO's charter and bylaws provide in general that the NCO shall indemnify its officers and directors to the fullest extent authorized by law.

Item 7.  Exemption from Registration Claimed.
         ------------------------------------

         Not Applicable.

Item 8.  Exhibits.
         ---------

         The following exhibits are filed as part of this registration statement or, where so indicated have been previously filed and are incorporated herein by reference.

     Exhibit Number            Description
     --------------            -----------

          5.1           Opinion of Blank Rome Comisky & McCauley LLP

         23.1           Consent of PricewaterhouseCoopers LLP

         23.2 Consent of Blank Rome Comisky & McCauley LLP (included in Exhibit 5.1)

         24.1           Power of Attorney (included on signature page)

        *99.1           JDR Holdings, Inc. 1997 Stock Option Plan

------------
* Incorporated by reference to NCO's Registration Statement on Form S-4 (No. 333-73087) filed on February 26, 1999.

Item 9.       Undertakings.
              -------------

     (a)      The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act:

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

              (2) That for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Washington, Pennsylvania, as of June 11, 1999.

                                      NCO GROUP, INC.


                                      By: /s/ Michael J. Barrist
                                          -------------------------------------
                                          Michael J. Barrist
                                          Chairman of the Board, President
                                          and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Barrist and Steven L. Winokur, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including, without limitation, post-effective amendments) to this registration statement and any registration statement filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement has been signed by the following persons as of June 11, 1999 in the capacities indicated:

    Signatures                                  Title
    ----------                                  -----


/s/ Michael J. Barrist              Chairman of the Board, President and
-------------------------------     Chief Executive Officer
Michael J. Barrist                  (principal executive officer)

/s/ Charles C. Piola, Jr.           Executive Vice President, Business
-------------------------------     Development and Director
Charles C. Piola, Jr.


/s/ Steven L. Winokur               Executive Vice President Finance, Chief
-------------------------------     Financial Officer and Treasurer (principal
Steven L. Winokur                   financial officer and principal accounting
                                    officer)

                    [EXECUTIONS CONTINUED ON FOLLOWING PAGE]

/s/ David E. D'Anna                 Executive Vice President and Divisional
-------------------------------     Chief Executive Officer, Technology-Based
David E. D'Anna                     Outsourcing Services and Director

/s/ Bernard R. Miller               Executive Vice President and Divisional
-------------------------------     Chief Executive Officer, Healthcare Services
Bernard R. Miller                   and Director

/s/ Eric S. Siegel                  Director
-------------------------------
Eric S. Siegel


/s/ Allen F. Wise                   Director
-------------------------------
Allen F. Wise


/s/ Stuart Wolf                     Director
-------------------------------
Stuart Wolf

                                  EXHIBIT INDEX

 5.1     Opinion of Blank Rome Comisky & McCauley LLP

23.1     Consent of PricewaterhouseCoopers LLP

23.2     Consent of Blank Rome Comisky & McCauley LLP (included in Exhibit 5.1)

24.1     Power of Attorney (included in Signature Page)